Exhibit 2.1


                                                                  Execution Copy
                                                                  --------------


                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of April 1, 2004, by and among Jupitermedia Corporation, a Delaware corporation ("Buyer"), Comstock, Inc., a Delaware corporation ("Seller") and with regard to certain provisions, Henry Scanlon, Matthias B. Bowman, Judy Curiale, Michael Stuckey and Edward Gronske (collectively the "Seller Shareholders").

                                   WITNESSETH:

     WHEREAS, Seller is in the business of producing and distributing premium quality professional/commercial photographs and imagery in digital and other formats (the "Business");

     WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the assets, properties and rights of Seller used in connection with or otherwise relating to the Business; and

     WHEREAS, the Board of Directors of Seller has determined that it is in the best interests of Seller to sell such assets, properties and rights to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     1.01 Definitions.

     The following terms, as used herein, have the following meanings:

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

     "Agreement" is defined in the preamble to this Agreement.

     "Ancillary Agreements" is defined in Section 2.07 of this Agreement.

     "Assumed Liabilities" is defined in Section 2.03 of this Agreement.

     "Benefit Arrangement" means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance pay, life insurance or health care coverage (including any self-insured arrangements), flexible spending accounts or cafeteria benefit programs under Code Section 125, workers' compensation, disability benefits,


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dependent care benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or providing for deferred compensation, profit-sharing, cash or stock bonuses, stock options, stock appreciation rights, stock purchase or other forms of incentive compensation or post-retirement life insurance, health care or disability coverage that (i) is not an Employee Plan and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates.

     "Bill of Sale and General Assignment" means the Bill of Sale and General Assignment in substantially the form attached hereto as Exhibit A

     "Business" is defined in the first recital of the preamble to this Agreement.

     "Buyer" is defined in the preamble to this Agreement.

     "Buyer Plan" is defined in Section 6.01 of this Agreement.

     "Closing" is defined in Section 2.07 of this Agreement.

     "Closing Date" is defined in Section 2.07 of this Agreement.

     "Closing Date Cash Payment" is defined in Section 2.06 of this Agreement.

     "COBRA" is defined in Section 6.01 of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" means the confidentiality agreement between Buyer and Seller dated February 17, 2004.

     "Contracts" means all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments (whether written or oral, express of implied).

     "Copyright Assignment Agreement" means that certain Copyright Assignment Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit B.

     "Domain Name Assignment Agreement" means that certain Domain Name Assignment Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit C.

     "Employee Plan" means each "employee benefit plan" of Seller, as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by either Seller or any of its ERISA Affiliates.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c),
(m) or (o) of the Code.

     "Escrow Agent" means JPMorgan Chase Bank.


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     "Escrow Agreement" means the Escrow Agreement by and among Buyer, Seller and the Escrow Agent, dated as of the date hereof, in substantially the form attached hereto as Exhibit F.

     "Escrow Amount" is defined in Section 2.06 of this Agreement.

     "Excluded Assets" is defined in Section 2.02 of this Agreement.

     "Excluded Contracts" is defined in Section 2.02 of this Agreement.

     "Excluded Liabilities" is defined in Section 2.04 of this Agreement.

     "GAAP" means generally accepted accounting principals in the United States, as consistently applied.

     "Indemnified Person" is defined in Section 8.03 of this Agreement.

     "Indemnifying Person" is defined in Section 8.03 of this Agreement.

     "Intellectual Property" shall mean all of the following: (i) trademarks and service marks, logos, trade dress, product configurations, trade names, corporate names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, research and development, business methods, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications or patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works, photographs, images, graphics or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, Web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection therewith or contained therein; (vii) all rights under agreements relating to the foregoing;
(viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

     "Intellectual Property Agreements" means the Copyright Assignment Agreement, the Trademark Assignment Agreement, the Patent Assignment Agreement and the Domain Name Assignment Agreement.

     "IRS" means the Internal Revenue Service.

     "knowledge of the Seller," "Seller's knowledge" and other similar phrases with respect to the Seller mean the actual knowledge of the officers and directors of the Seller and also means the knowledge that such individuals would have had after making due inquiry of Seller's employees and upon conducting a reasonably comprehensive investigation concerning the relevant fact or subject matter.


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     "Lien" means, with respect to any asset, any mortgage, lien (including any tax lien), pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     "Listed Intellectual Property" is defined in Section 3.14 of this Agreement.

     "Losses" is defined in Section 8.02 of this Agreement.

     "Material Adverse Effect" means any change in or effect on the Business of Seller or the Purchased Assets that, individually or in the aggregate (taking into account all other such changes or effects), is, or could reasonably be deemed to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Business taken as a whole.

     "Owned Intellectual Property" is defined in Section 3.14 of this Agreement.

     "Patent Assignment Agreement" means that certain Patent Assignment Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit D.

     "Permits" is defined in Section 3.11 of this Agreement.

     "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Purchase Price" is defined in Section 2.06 of this Agreement.

     "Purchased Assets" means all assets, properties and rights of the Seller used for or in connection with the Business, including without limitation the Seller Intellectual Property and those assets, properties and rights listed on
Schedule 2.01 and the rights arising under the Contracts set forth on Schedule 3.10, but excluding the Excluded Assets and the Excluded Contracts.

     "Receivables" is defined in Section 3.13 of this Agreement.

     "Representatives" means Seller's or Buyer's respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and Affiliates.

     "Required Consent" is defined in Section 3.04 of this Agreement.

     "Seller" is defined in the preamble to this Agreement. All references to Seller in this Agreement shall include the Seller and its Subsidiaries, unless the context otherwise requires.

     "Seller Intellectual Property" is defined in Section 3.14 of this Agreement.

     "Seller Shareholders" is defined in the preamble to this Agreement.

     "Subsidiaries" means Comstock (Luxembourg), S.ar.l, and Comstock Photofile, Limited, each a wholly-owned subsidiary of Seller.


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     "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, customs, duties, real property, personal property, goods, services, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and including any interest, penalties or additions to tax.

     "Trademark Assignment Agreement" means that certain Trademark Assignment Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit E.

     "Transferred Employees" is defined in Section 6.01 of this Agreement.

                                   ARTICLE II

                                PURCHASE AND SALE

     2.01 Purchase and Sale. On the terms and subject to the conditions of this Agreement, Seller shall, and shall cause its Subsidiaries to, sell, convey, transfer, assign and deliver to Buyer or to the subsidiaries of the Buyer designated by the Buyer on the Closing Date, and Buyer shall purchase and accept from Seller and its Subsidiaries, on the Closing Date, all right, title and interest of Seller in and to the Purchased Assets, wherever located, including without limitation those assets, properties and rights set forth on Schedule
2.01 and the Contracts described on Schedule 3.10, but excluding the Excluded Assets, the Excluded Contracts and the Excluded Liabilities.

     2.02 Excluded Assets. Buyer expressly understands and agrees that the following assets, properties and rights of Seller shall be excluded from the Purchased Assets (collectively, the "Excluded Assets"):

          (i) all cash and cash equivalents (including all bank accounts) and security deposits (other than the security deposit associated with the Seller's New Jersey lease);

          (ii) all corporate records (including minute books and stock ledgers), tax returns and financial records of the Seller and the Subsidiaries except to the extent related to the Business or the Purchased Assets;

          (iii) all Contracts set forth on Schedule 2.02 (the "Excluded Contracts") and any Permits or Contracts which may not be transferred without the consent, novation, waiver or approval of a third person or entity and for which such consent, novation, waiver or approval has not been obtained;

          (iv) all capital stock held by the Seller in the Subsidiaries; and

          (v) all insurance policies.

     2.03 Assumption of Liabilities. On the Closing Date, Buyer shall only assume and agree to perform the obligations of Seller set forth in the Contracts described on Schedule 3.10


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(other than liabilities or obligations arising under the Excluded Contracts or attributable to any failure by Seller to comply with the terms of any Contract), but only to the extent such obligations relate to periods on or after the Closing Date (the "Assumed Liabilities").

     2.04 Excluded Liabilities. Buyer shall not assume any liabilities of Seller or Seller Shareholders, other than the Assumed Liabilities (collectively, the "Excluded Liabilities"), and Seller shall retain and pay and satisfy in the ordinary course, and Buyer shall not assume, the Excluded Liabilities which shall include, but not be limited to, the following:

          (i) any obligation or liability for Tax arising from the operation of the Business prior to the Closing Date for any period;

          (ii) any liabilities or obligations under any Employee Plans and Benefit Arrangements other than any liabilities for accrued vacation or sick pay for the Transferred Employees;

          (iii) any liabilities arising prior to the Closing Date under Contracts included in the Purchased Assets;

          (iv) any liabilities or obligations for continued health care coverage for any employees or other qualified beneficiaries under COBRA who have a qualifying COBRA event prior to the Closing Date;

          (v) any liabilities relating to any litigation matters set forth on
     Schedule 3.09; and

          (vi) any liability or obligation relating to an Excluded Asset.

     2.05 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. At the Buyer's request, Seller shall use its reasonable best efforts (but without any payment of money by Seller) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer. The failure of Seller to obtain such consents despite its reasonable best efforts shall not be a breach of this Agreement and shall not affect the Purchase Price or the timing of any payment due to Seller under this Agreement.

     2.06 Purchase Price. The purchase price for the Purchased Assets shall be $20,850,000 (the "Purchase Price"). The Purchase Price shall be paid in cash or by wire transfer of immediately available funds to an account designated by the Seller in accordance with the following:

          (i) forty two and one half percent (42.5%) of the Purchase Price, or $8,861,250, shall be paid to the Seller on the Closing Date (the "Closing Date Cash Payment");


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          (ii) forty two and one half percent (42.5%) of the Purchase Price, or
     $8,861,250, shall be paid to the Seller upon the successful transfer to Buyer of all Domain Names and Web sites and the delivery to Buyer of the consents set forth on Schedule 3.04 listed as "Conditions to Second Payment"; and

          (iii) fifteen percent (15%) of the Purchase Price, or $3,127,500 (the "Escrow Amount"), shall be paid to the Escrow Agent on the Closing Date and held in escrow in accordance with the Escrow Agreement.

     2.07 Closing. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at 5:00 p.m. on the date first written above (the "Closing Date") at the offices of Buyer, 23 Old Kings Highway South, Darien, CT 06820, or at such other place as Buyer and Seller may agree. At the Closing:

          (i) Buyer shall deliver the Closing Date Cash Payment to the Seller by wire transfer of immediately available funds to the account or accounts designated by Seller on or prior to the Closing Date;

          (ii) Buyer shall deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the account designated by the Escrow Agent on or prior to the Closing Date;

          (iii) Seller and Buyer shall enter into the Intellectual Property Agreements and the Bill of Sale and General Assignment (collectively, the "Ancillary Agreements"), and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets; and

          (iv) Seller and Buyer shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement, including without limitation a certificate of the secretary of each of the Seller and the Buyer certifying and attaching a copy of their respective corporate charters and bylaws, certifying the incumbency and signatures of the officers executing this Agreement and the Ancillary Agreements, and certifying and attaching all requisite resolutions or actions of their respective boards of directors and (in the case of the Seller only) shareholders, approving the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including, in the case of the Seller, the change of the name of Seller as contemplated by Section 5.07 of this Agreement.


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                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                         AND certain SELLER SHAREHOLDERS

     Seller and Seller Shareholders (other than Edward Gronske) hereby, individually and not jointly and severally, represent and warrant to Buyer as follows:

     3.01 Organization and Qualification. The Seller has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted. The Seller does not have any subsidiaries other than the Subsidiaries.

     3.02 Corporate Authorization.

     (a) The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each of the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Seller and constitute valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

     (b) This Agreement has been duly executed by the Seller Shareholders and constitutes a valid and binding agreement of the Seller Shareholders enforceable against them in accordance with its respective terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

     3.03 Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party do not and will not (i) contravene or conflict with the corporate charter or bylaws of Seller; (ii) contravene or conflict with or constitute a violation of any provision of any law or regulation, judgment, injunction, order or decree binding upon or applicable to Seller or the Business; (iii) result in the creation or imposition of any Lien on any Purchased Asset or (iv) contravene or conflict with or constitute a material violation of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or payment under, or to cancel, terminate or modify, any Contract required to be described on Schedule 3.10, other than as disclosed on Schedule 3.04 with respect to required consents.


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     3.04 Required Consents. Schedule 3.04 sets forth each Contract or Permit requiring a consent, waiver, authorization or approval as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (each such consent, a "Required Consent").

     3.05 Absence of Certain Changes. Since December 31, 2003, Seller has conducted the Business in the ordinary course consistent with past practices, and, except as set forth on Schedule 3.05 hereto:

     (a) Seller has not entered into any material transaction or incurred any material liability or obligation with respect to the Business other than in the ordinary course of business; and

     (b) there has not been any Material Adverse Effect on the Purchased Assets.

     3.06 Personal Property.

     (a) Schedule 2.01 sets forth a description of all personal property material to the Business and included in the Purchased Assets, including but not limited to photographs, images, servers, computer workstations, machinery, equipment, furniture, vehicles, spare and replacement parts, trade fixtures and fixed assets.

     (b) To the Seller's knowledge, the equipment included in the Purchased Assets is in operating condition and repair and is suitable for its present uses.

     (c) No Purchased Asset is subject to any Lien.

     3.07 Sufficiency of Purchased Assets. The Purchased Assets, together with the rights provided under the Ancillary Agreements, constitute, and on the Closing Date will constitute, all of the assets, properties and rights necessary to conduct the Business as currently conducted and include all of the operating assets of Seller except the Excluded Assets.

     3.08 Title to Purchased Assets. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens.

     3.09 Litigation. Except as disclosed on Schedule 3.09, there is no action, suit, arbitration, investigation or proceeding pending against or, to the best of Seller's knowledge, threatened against or affecting the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency or official.

     3.10 Material Contracts.

     (a) Schedule 3.10 sets forth a complete and accurate description (including the title, the name of the parties and date) of each Contract constituting Purchased Assets. Except for the Contracts disclosed in Schedule 3.10 and the Excluded Contracts, Seller is not a party to or subject to any of the following agreements, contracts or commitments relating to the Business or necessary or useful for the operation of the Business:


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          (i) any real property lease;

          (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller or pursuant to which in the last year Seller paid in the aggregate $25,000 or more;

          (iii) any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Seller, or pursuant to which in the last year either Seller or an Affiliate received in the aggregate $25,000 or more;

          (iv) any partnership, joint venture or other similar contract arrangement or agreement;

          (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset);

          (vi) any material license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

          (vii) any agency, dealer, sales representative or other similar agreement;

          (viii) any agreement, contract or commitment that substantially limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or that would so limit the freedom of Buyer after the Closing Date;

          (ix) any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any Affiliate of Seller; or any other agreement, contract or commitment which is material to the Business.

     (b) Each Contract required to be disclosed pursuant to Section 3.10 is a valid and binding agreement of Seller and is in full force and effect, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity), and Seller is not, nor to the knowledge of Seller is any other party thereto, in default in any material respect under the terms of any such Contract, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

     3.11 Licenses and Permits. Seller possesses all material permits, licenses and approvals (the "Permits") necessary or used in order to carry on the Business. Schedule 3.11 hereto sets forth all Permits. Except as set forth on
Schedule 3.11 hereto, the Seller is in compliance in all material respects with all Permits; there are no proceedings pending or, to the knowledge of Seller threatened, to revoke, suspend, cancel or modify any Permit; and, except as


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set forth on Schedule 3.11 hereto, all such Permits may be assigned to Buyer as contemplated hereby without the consent of the issuing authority. Seller does not know of any reason why Buyer will not be able promptly to obtain all Permits necessary in order to carry on, or used in, the Business.

     3.12 Compliance with Laws. Seller is not in violation in any material respect of any applicable law, regulation, ordinance, order or any other requirement of any governmental body or court (including, without limitation, matters relating to securities, loans, employment and improper payments) that could reasonably be expected to have a Material Adverse Effect on the Purchased Assets or the Business after the Closing, and no notice has been received by Seller or any of its officers or directors alleging any such violation.

     3.13 Receivables. Schedule 3.13 sets forth all of the accounts and other receivables of the Seller existing as of the Closing Date (collectively, the "Receivables"). The Receivables represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except to the extent paid prior to the Closing Date, to the knowledge of Seller, such Receivables are or will be as of the Closing Date collectible net of the respective reserves shown on Schedule 3.13 (which reserves Seller reasonably believes are adequate and have been booked in accordance with GAAP and consistent with past practice and which Seller reasonably believes will not represent a materially greater percentage of revenues or a material adverse change in the composition of such Receivables in terms of aging as compared to historical accounts receivable for the first quarter of the past two years). To the knowledge of Seller, there is no contest, claim, or right of set-off or any basis for any of the foregoing, other than returns in the ordinary course of business, under any contract with any obligor of any of the Receivables relating to the amount or validity of such Receivables.

     3.14 Proprietary Rights.

     (a) Seller owns all right, title and interest in and to, or has a valid and enforceable license to use, all the Intellectual Property used in connection with the Business (the "Seller Intellectual Property"), which represents all Intellectual Property necessary in all material respects to the conduct of the Business as now conducted and presently contemplated. After the Closing, Buyer will own all right, title and interest in and to, or have a valid and enforceable license to use, the Seller Intellectual Property except to the extent that the same would not have a Material Adverse Effect. Seller is in compliance in all material respects with contractual obligations relating to the protection of such of the Seller Intellectual Property as it uses pursuant to license or other agreements. To Seller's knowledge, there are no conflicts with or infringements of any Seller Intellectual Property by any third party. To the knowledge of the Seller, neither the Seller Intellectual Property nor the conduct of the Business as currently conducted or contemplated conflicts with or infringes in any material respect any Intellectual Property or other proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the knowledge of Seller, threatened against Seller: (i) alleging any such conflict or infringement with any third party's Intellectual Property or other proprietary rights; or (ii) challenging Seller's ownership or use of, or the validity or enforceability of, any Seller Intellectual Property.


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     (b) Schedule 3.14(b) sets forth a complete and current list of all Seller
Intellectual Property in which Seller has an ownership interest, all registrations/patents and applications with respect thereto, and the owner of record, date of application or issuance and relevant jurisdiction as to each registration/patent and application, provided, however, that such list need not identify non-material unregistered copyrights unless such copyrights relate to proprietary software or trade secrets ("Listed Intellectual Property"). Except as described in Schedule 3.14(b), all Listed Intellectual Property is owned by Seller, free and clear of security interests, liens, encumbrances or claims of any nature. Except for anything that would not have a Material Adverse Effect, all Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid. Except as listed in Schedule 3.14(b), no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

     (c) Schedule 3.14(c) sets forth a complete list of all agreements relating to the Seller Intellectual Property or to the right of the Seller to use the proprietary rights of any third party. Except as set forth in Schedule 3.14(c), Seller is not under any obligation to pay royalties or other payments in connection with any agreement relating to the Seller Intellectual Property, nor is it restricted from assigning its rights respecting any Seller Intellectual Property, nor will Seller otherwise be, as a result of the execution and delivery of this Agreement or the performance of Seller's obligations under this Agreement, in breach of any agreement relating to the Seller Intellectual Property.

     (d) No present or former employee, officer or director of Seller or any subsidiary, or agent or outside contractor of Seller holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Seller Intellectual Property.

     (e) Other than with respect to copyrightable works Seller hereby represents to be "works made for hire" within the meaning of Section 101 of the Copyright Act of 1976, Seller has obtained from all individuals who participated in any respect in the invention or authorship of any Seller Intellectual Property owned by Seller (the "Owned Intellectual Property"), as consultants, as employees of consultants or otherwise, effective waivers of any and all ownership rights of such individuals in such Owned Intellectual Property, and written assignments or releases to Seller of all rights with respect thereto. No officer or employee of Seller is subject to any agreement with any third party that requires such officer or employee to assign any interest in inventions or other Intellectual Property or to keep confidential any trade secrets, proprietary data, customer lists or other business information or that restricts such officer or employee from engaging in competitive activities or solicitation of customers.

     (f) (i) To Seller's knowledge, none of the Seller Intellectual Property has been used, disclosed or appropriated to the detriment of Seller for the benefit of any third party; (ii) to Seller's knowledge, no employee, independent contractor or agent of Seller or any subsidiary has misappropriated any trade secrets or other confidential information of any third party in the course of the performance of his or her duties as an employee, independent contractor or agent of Seller; and (iii) Seller has taken actions to protect the Seller Intellectual Property that are consistent with those customary in Seller's industry.

     (g) To Seller's knowledge, Seller's transmission, reproduction, use, display or modification (including framing and linking Web site content) or other practices do not infringe or violate any Intellectual Property or other proprietary right of any third party and no claim relating to such infringement or violation is pending, or, to Seller's knowledge, threatened.

     (h) Seller will not use, seek to register, register or authorize others to use, seek to register or register the Seller Intellectual Property or any other Intellectual Property substantially or confusingly similar thereto anywhere in the world and will not challenge Buyer's right to use, seek to register or register the Seller Intellectual Property anywhere in the world.

     (i) Except as set forth in Schedule 3.14(i), Seller owns or has the right to use, disclose and transfer, without the consent of any third party, all computer software, software systems and databases and all other information systems material to the Business.

     3.15 Employees; Labor Matters.

     (a) Schedule 3.15(a) sets forth a true and complete list of the names, titles, and annual salaries of all employees of Seller primarily engaged in the Business who are Transferred Employees.

     (b) A copy or description of each material Employee Plan and Benefit Arrangement that covers any employee primarily engaged in the Business has previously been made available or furnished to Buyer.

     (c) Except as set forth in Schedule 3.15(c), with respect to each Employee
Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code and to the knowledge of Seller nothing has occurred since the date of such determination that could reasonably be expected to result in the loss of such qualification or exempt status; (ii) such plan has been administered and operated in all material respects in accordance with its terms and applicable law (including ERISA and the Code, and all rules and regulations promulgated thereunder); (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company or any of its ERISA Affiliates, as applicable; (iv) all contributions required to be made by or under any Benefit Plan (or trust or fund established thereunder or in connection therewith) or any related collective bargaining agreement as of the date hereof (taking into account any extensions of time for the making of such contributions) have been made in full; (v) no Employee Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived; and (vi) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and to the knowledge of Seller no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability.

     (d) Except as disclosed in on Schedule 3.15(d), no Employee Plan that is a "welfare plan" (as defined in Section 3(l) of ERISA) provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment (other than (i) to the extent required by applicable law and (ii) benefits the full cost of which is borne by the current or former employee or his beneficiary).

     (e) Except as set forth on Schedule 3.15(e), (i) Seller is not a party to any union or collective bargaining agreements covering any of the employees of the Business listed on Schedule 3.15(e), (ii) Seller does not know of any activities or proceedings of any labor union to organize any such employees, and
(iii) Seller does not have any employment agreements with any of such employees. Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment, in each case relating to employees primarily engaged in the Business, except to the extent that such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     (f) Except as set forth on Schedule 3.15(f), the consummation of the transactions contemplated by this Agreement shall not entitle any employee listed on Schedule 3.15(a) or former employee who was primarily engaged in the Business, to severance benefits, bonuses or other payment from Buyer.

     3.16 Finders' Fees. Except for John D'Aquila, who will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

     3.17 Content. All content and images related to the rights-managed, royalty-free and flat-rate images divisions of Seller are wholly owned by Seller, with the exception that with respect to approximately 69% of the rights-managed images commissions are due to third parties. Such content and images consist of approximately 350,000 original chrome photos and 51,000 digitized photos (a.19,000 high resolution royalty free, b. 15,000 high resolution flat rate, c. 17,000 review resolution rights managed).

     3.18 Financial Information. The audited balance sheets of the Seller as of December 31, 2001, December 31, 2002, December 31, 2003 and related statements of income, retained earnings and cash flows for the periods then ended and the notes thereto (i) are included as Schedule 3.18, (ii) were prepared in accordance with GAAP, and (iii) present fairly the financial condition and the results of operations of the Business as of the dates and for the periods indicated thereon.

     3.19 Capitalization; Ownership by Seller Shareholders. The authorized equity securities of Seller consist of Ten Million (10,000,000) shares of common stock, par value $.01 per share, of which Two Million One Hundred and Ninety Thousand (2,190,000) shares are issued and outstanding. The Seller Shareholders are and will be on the Closing Date the record and beneficial owners and holders of the number and type of shares of Seller set forth on Schedule 3.19 opposite their names.

     3.20 Tax Matters.

     (a) To the knowledge of the Seller, with respect to all taxable periods or portions thereof ending on or before the Closing Date, the Seller has complied in all material respects with all applicable Tax laws and has fully paid all material Taxes (whether or not shown on any Tax return) due and payable by Seller on or before the Closing Date to any governmental authority such that no Tax Liens (i) will attach to the Purchased Assets after the Closing or (ii) are currently attached to the Purchased Assets and will be attached to the Purchased Assets after the Closing. To the knowledge of the Seller, there are no Liens on any of the Purchased Assets of the Seller that arose in connection with any failure (or alleged failure) to pay any material Tax.

     (b) The Seller has withheld and paid all Taxes required to have been withheld and paid on or prior to the Closing Date in connection with amounts paid or owing to any Transferred Employee and all Forms W-2 required to be filed before the Closing Date with respect to such amounts have been filed.

     (c) To the knowledge of the Seller, there is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of the Seller either (i) claimed or raised by any authority in writing or
(ii) as to which Seller has knowledge based upon contact with any agent of such authority.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller and the Seller Shareholders that:

     4.01 Organization and Qualification. Buyer has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

     4.02 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer's powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

     4.03 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party do not and will not (i) contravene or conflict with the organizational documents or bylaws of Buyer, (ii) contravene or conflict with or constitute a material violation of any provision of any law or regulation, judgment, injunction, order or decree binding upon or applicable to Buyer; or (iii) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer or to a loss of any material benefit relating to Buyer's business to which Buyer is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer or by which any of Buyer's assets is or may be bound.

     4.04 Litigation. There is no material action, suit, arbitration, investigation or proceeding pending against or, to the best of Buyer's knowledge, threatened against the Buyer before any court or arbitrator or any governmental body, agency or official that would be required to be disclosed in any periodic report or on Form 8-K that is not otherwise disclosed in the Buyer's annual report on Form 10-K for the 12 month period ending December 31, 2003 or any subsequent reports or filings made with the Securities and Exchange Commission.

     4.05 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) contravene or conflict with or constitute a violation of any provision of any law or regulation, judgment, injunction, order or decree binding upon or applicable to the Buyer.

     4.06 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE V

                            COVENANTS OF the parties

     The parties hereto agree that:

     5.01 Best Efforts; Further Assurances.

     (a) Subject to the terms and conditions of this Agreement and except as otherwise set forth in this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer title to the Purchased Assets as provided herein.

     (b) Seller and the Seller Shareholders hereby constitute and appoint, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller and the Seller Shareholders with full power of substitution in the name of Buyer or in the name of Seller or the Seller Shareholders (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings, at Buyer's sole cost and expense, which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

     5.02 Certain Filings. Seller and Buyer shall cooperate with one another and shall use all reasonable efforts and take all reasonable steps to obtain all consents, approvals, waivers or other documents from any third parties, including any governmental authorities, and make all filings, registrations and other notifications, as may be required to consummate the transactions contemplated by this Agreement and, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     5.03 Confidentiality. The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Agreement. In addition to the foregoing, the parties shall not disclose any term of this Agreement without the express written consent of the other party except as required by law or applicable securities regulations and except to their professional advisors.

     5.04 Nonsolicitation by Seller and Seller Shareholders.

     (a) Seller and the Seller Shareholders each agree that (other than in their capacities as employees of the Buyer) they will not, independently or together, directly or indirectly, for a period of three (3) years following the Closing Date, (i) solicit or induce the employment or services of any Transferred Employee or any employee of Buyer or enter into any contractual arrangement with any such person without the prior written consent of Buyer, other than in connection with general solicitations to the public or (ii) call on or solicit any of the customers or suppliers of the Business in connection with any product or service that is competitive with the products or services of the Business on the Closing Date, or make known the names and addresses of such customers or suppliers or any information relating in any manner to the Business, the Purchased Assets or the Company's relationships with such customers or suppliers. Seller and Seller Shareholders agree that a violation of this Section
5.02 will cause irreparable injury to Buyer, and Buyer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Buyer from doing or continuing to do any such violation and any other violations or threatened violations of this Section.

     (b) The Seller and the Seller Shareholders acknowledge and agree that the covenants set forth in this Section 5.04 are reasonable and valid in scope and in all other respects. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this paragraph (b), any of the provisions of this Section relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

     5.05 Noncompetition by Seller and Seller Shareholders.

     (a) Seller and Seller Shareholders hereby agree that (other than in their capacities as employees of the Buyer) they will not, independently or together, directly or indirectly, anywhere in the world or in any language during and for a period of three (3) years after the Closing Date whether as principal, agent, stockholder, consultant, partner, employee, member, or in any other capacity whatsoever, participate in, engage in, or be in any manner associated with the operation, management, development, publishing, marketing, distribution, creation, licensing or sale of any business, product or venture that (i) competes with the Business or the Purchased Assets as they exist on the date of the Closing or (ii) is likely to injure the value or prospects of the Business or the Purchased Assets anywhere in the world. Seller and Seller Shareholders agree that a violation of this Section 5.02 will cause irreparable injury to Buyer, and Buyer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Buyer from doing or continuing to do any such violation and any other violations or threatened violations of this Section.

     (b) The Seller and the Seller Shareholders acknowledge and agree that the covenants set forth in this Section 5.05 are reasonable and valid in scope and in all other respects. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this paragraph (b), any of the provisions of this Section relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

     (c) Notwithstanding the terms of Section 5.05(a), and provided RMS is not employed by Buyer or its Affiliate, RMS shall not be deemed to be in violation thereof based upon RMS working as a photographer. Notwithstanding the terms of
Section 5.05(a), and provided EG is not employed by Buyer or its Affiliate, EG shall not be deemed to be in violation thereof based upon EG working as a production manager.

     5.06 Public Announcements. Neither the Seller or Seller Shareholders nor the Buyer shall issue a press release or make any other public statement about this Agreement or the transactions contemplated by this Agreement without the other party's prior written consent except as may be required by law or by the rules of any securities exchange or the Nasdaq National Market.

     5.07 Change in Name. On or before the Closing Date, Seller shall amend its certificate of incorporation and take all other actions necessary to change its name to one sufficiently dissimilar to Seller's present name, in Buyer's judgment, to avoid confusion by removing the word "Comstock" therefrom.

     5.08 Bulk Sales. Upon Buyer's request, Seller shall provide the Buyer with any clearance certificates, exemption certificates or similar documents requested in writing by Buyer which may be required by any governmental authority with respect to any so-called "bulk sales," successor liability or similar laws (including any isolated, occasional or casual sales exemption, resale exemption or similar sales or use Tax exemptions) related to Taxes in order (i) to relieve the Buyer of any obligation to withhold any portion of the Purchase Price, (ii) to hold the Buyer harmless from any sales, use, recording, transfer or other similar liability for Taxes in connection with the transactions contemplated by this Agreement, and (iii) to prevent a Lien for Taxes from attaching to any of the Purchased Assets either before or after the Closing Date

     5.09 Transition Services and Agreements.

     (a) Use of Leased Real Property. For a period of 120 days after the Closing Date, the Seller shall permit the Buyer, free of charge, to use in manner consistent with the Seller's past practices the Seller's offices located in Luxembourg and Canada, which offices are the subject, respectively, of that certain Lease Contract with Business Center Steinsel and that certain Office Lease by and between Kinglip Holdings Inc. and Comstock Photofile, Ltd. During such period, the Seller shall continue to pay the rent on such premises when due and shall not, without the prior written consent of the Buyer which consent shall not be unreasonably withheld, waive, amend, terminate or otherwise modify any term or provision of such leases unless such waiver, modification, amendment or termination is effective after the applicable 120 day period.

     (b) Use of Equipment. For a period of 60 days after the Closing Date, the Seller shall permit the Buyer to use, free of charge, the equipment that is the subject of that certain Equipment Lease Agreement by and between the Seller and Toshiba America Information Systems and that certain Lease No. 001-006195911-001 by and between Seller and Dell Financial Services, L.P., and the Seller shall continue to pay the amounts owing under such equipment leases and to otherwise comply with the terms thereof. During such period, without the prior written consent of the Buyer which consent shall not be unreasonably withheld, the Seller shall not waive, amend, terminate or otherwise modify any term or provision of either such equipment lease unless such waiver, modification, amendment or termination is effective after the applicable 60 day period..

     (c) Merchant Accounts. For a period of 60 days after the Closing Date, the Seller shall maintain, consistent with past practice, the merchant accounts maintained pursuant to that certain Merchant Services Bankcard Agreement by and among the Seller, Wells Fargo Bank N.A., Wells Fargo Merchant Services LLC and First Data Merchant Services Corporation, and the related Summary of Terms and Agreement, and any other merchant accounts maintained by the Seller immediately prior to the Closing Date.

     (d) Remittance of Amounts Collected. After the Closing Date and not less than weekly, Seller shall remit to Buyer any and all Receivables or other amounts collected by or paid to the Seller (net of amounts payable by Seller under such agreements) on or after the Closing Date that are rightfully due and payable to the Buyer by virtue of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     (e) Distributor Agreements. Buyer hereby covenants and agrees to perform the obligations of the Seller under that certain Licensing Agreement by and between Getty Images, Inc. and the Seller and that certain Agency Agreement by and between the Seller and

Alamy.com Holdings (Jersey) Limited until, with respect to each such agreement, the earlier of (i) the effective date of the assignment of such agreement to the Buyer with the consent of the counterparty thereto and (ii) the date that is 30 days after the Closing Date. For so long as the Buyer is performing the obligations of the Seller under either such agreement, without the prior written consent of the Buyer which consent shall not be unreasonably withheld, the Seller shall not waive, amend, terminate or otherwise modify any term or provision of such agreement unless such waiver, modification, amendment or termination is effective after the expiration of such period. The Seller shall promptly remit to the Buyer any and all payments made to the Seller pursuant to such agreements.

     (f) Offices for Seller. For a period of 120 days after the Closing Date, Buyer shall provide to Seller, free of charge, full-time use of up to three private offices at Seller's former, and Buyer's current, Mountainside, New Jersey address.

     (g) Reimbursement of Post-Closing Credit Card Charges. Buyer shall, promptly upon presentation of reasonable evidence thereof, reimburse any Seller Shareholder who incurs any charges on his or her personal credit cards for any legitimate expenses of the Business after Closing that are incurred pursuant to agreements made prior to Closing. Buyer shall use its reasonable best efforts to promptly provide such vendors with credit cards to which such expenses may be charged in replacement of the credit cards of Seller Shareholders.

                                   ARTICLE VI

                                EMPLOYEE BENEFITS

     6.01 Employees and Offers of Employment.

     (a) On or immediately following the Closing Date, but effective as of the Closing, Buyer shall make offers of employment to the employees listed on
Schedule 3.15(a) (each such person, upon accepting an offer of employment from Buyer, a "Transferred Employee"). Each such offer shall include (i) base salary or base wages which are the same as was in effect immediately prior to the Closing Date and (ii) employee benefits (other than as set forth in clause (i)) which are the same as those provided to similarly situated employees of Buyer and its Affiliates. Nothing in this Agreement shall limit the right of Buyer to terminate the employment of any Transferred Employee following the Closing Date.

     (b) As of the first day following the Closing Date, all Transferred Employees shall be permitted to participate in the plans, programs and arrangements of Buyer and its Affiliates relating to compensation and employee benefits (each, a "Buyer Plan") on the same terms as similarly situated employees of Buyers and its Affiliates.

     (c) Effective as of the Closing, Buyer shall credit each Transferred Employee with the number of vacation and sick days accrued and not used as of the Closing by such Transferred Employee.

     (d) To the extent that any Buyer Plan that provides medical, dental, health or other, similar benefits becomes applicable to any Transferred Employee, Buyer shall waive, or cause to be waived, any waiting periods, pre-existing condition exclusions and actively-at-work requirements to the extent met under the applicable Employee Plan or Benefit Arrangement as of the Closing and, as to the plan year in which the Closing Date occurs, shall provide that any expenses incurred under the applicable Employee Plan or Benefit Arrangement on or before the date such Buyer Plan became applicable to such Transferred Employee or such Transferred Employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under the such Buyer Plan.

     (e) The Buyer shall have sole responsibility for "continuation coverage" benefits provided under the Buyer's group health plans to all Transferred Employees, and "qualified beneficiaries" of Transferred Employees, with respect to any "qualifying event" which occurs on or after the Closing Date. Sellers shall have sole responsibility for "continuation coverage" benefits provided under Sellers' group health plans to all Seller employees and former employees, and "qualified beneficiaries" of such employees, with respect to any "qualifying event" which occurs prior to the Closing Date and to all Seller employees who do not become Transferred Employees, and their "qualified beneficiaries," with respect to any "qualifying event" which occurs prior to, on and after the Closing Date, including any "qualifying event" which results from any such Seller employee's loss of employment on the Closing Date. The terms "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meaning ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA ("COBRA").

                                  ARTICLE VII

                                   Tax Matters

     7.01 Sales Tax. Buyer shall be solely responsible for paying any sales, use or similar Taxes related to the sale of the Purchased Assets under this Agreement.

                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

     8.01 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of two (2) years. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 8.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     8.02 Indemnification.

     (a) Seller shall indemnify Buyer and its Affiliates, officers, directors, employees and agents against, and agrees to hold each of them harmless from, any and all damages, claims, debts, actions, assessments, judgments, losses, liabilities, fines, fees, penalties and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Losses") incurred or suffered by any of them arising out of:

          (i) any misrepresentation or breach of representation and warranty, covenant or agreement made or to be performed by Seller or the Seller Shareholders pursuant to this Agreement or the Ancillary Agreements;

          (ii) the failure of Seller to assume full responsibility for any Excluded Liability and failure to pay and discharge when due any Excluded Liability.

     (b) Buyer shall indemnify Seller and its Affiliates and its officers, directors, employees and agents against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by such parties arising out of:

          (i) any misrepresentation or breach of representation and warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement or the Ancillary Agreements; and

          (ii) the failure of Buyer to assume full responsibility for any Assumed Liability and failure to pay and discharge when due any Assumed Liability.

     (c) Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Seller shall be liable under this Article VIII unless and until the aggregate Losses (without giving effect to any materiality, material adverse effect or Material Adverse Effect qualifications or materiality exceptions contained in any provision of this Agreement) to the Indemnified Persons incurred or suffered by them resulting from, relating to or constituting any misrepresentation or breach of warranty contained in this Agreement or the Ancillary Agreements exceed $325,000, and thereafter such liability shall be for the entire amount of such Losses from dollar one. Except with respect to claims based on fraud or willful misconduct or the Buyer's obligation to pay the Purchase Price, the obligations under or in any way related to this Agreement including, without limitation, the indemnification obligations for all Losses resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Seller or Buyer, as applicable, shall be limited to an aggregate amount equal to $6,255,000 (the "Liability Cap").

     (d) The Seller Shareholders (other than EG as it relates to all Losses and other than Matthias B. Bowman ("MB") as it related to Losses resulting from fraud or willful misconduct), individually and not jointly and severally and only to the extent of their percentage stock ownership in Seller multiplied by the total Losses limited to a maximum of their percentage stock ownership in Seller multiplied by the Liability Cap, shall indemnify Buyer and its Affiliates, officers, directors, employees and agents against, and agrees to hold each of them harmless from, any and all Losses for which such persons are entitled to indemnification from the Company pursuant to Section 8.02(a) and
Section 8.02(c) (subject to the limitations set forth above); provided, however, that no Seller Shareholder shall have any liability under this Section 8.02(d) until such time as the aggregate amount of all claims for indemnity under this Agreement exceeds the amount then held in escrow by the Escrow Agent, and in which case only to the extent of such excess. As and when MB's liability is limited pursuant to this subsection (d), the

Seller Shareholders other than EG shall be liable to Buyer for the amount for which MB would have been liable absent such limitation in proportion to their percentage stock ownership in Seller.

     8.03 Third Party Claims. A party entitled to indemnification under this
Article VIII (the "Indemnified Person") shall give prompt written notification to the Person obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VIII may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article VIII except to the extent of any damage or liability caused solely by or arising out of such delay. Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Losses" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

     8.04 Certain Additional Provisions Relating to Indemnification.

     (a) The indemnification provided for in this Article VIII shall not be the exclusive remedy of any party hereto for any breach of the covenants, agreements, representations and warranties set forth herein, and any such party may seek equitable remedies, including specific performance and injunctive relief, in addition to monetary damages in order to obtain or secure the benefits and rights granted under this Agreement.

     (b) All payments by an Indemnifying Person under this Article VIII shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

     (c) The indemnification provided for in this Article VIII shall survive any investigation at any time made by or on behalf of any party hereto or any knowledge or information that any party hereto may have.

     (d) Notwithstanding anything in this Agreement to the contrary, none of the parties hereto shall seek or be liable for punitive or consequential damages including, without limitation, loss of business reputation or opportunity, relating to any breach or alleged breach of this Agreement or any Ancillary Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.01 Notices. All notices, requests and other communications to either party hereunder shall be in writing and shall be given by personal delivery or overnight mail (with receipt therefor) or by certified mail, return receipt requested, if to Buyer, to:

            Jupitermedia Corporation
            23 Old Kings Highway South
            Darien, CT 06820
            Attn: President

            if to Seller or Seller Shareholders, to:

            Comstock, Inc.
            c/o Judy Curiale
            36 Sequoia Drive
            Watchung, New Jersey 07069

            with copies to:

            John D'Aquila
            160 Norman Road
            New Rochelle, NY  10804-3109

            and

            Corey S. Kupfer, Esq.
            40 Wall Street, 32nd Floor
            New York, New York 10005,
            and shall be deemed given on the date of personal delivery, the date after delivery to a reputable national overnight carrier or five (5) days after mailing via certified mail, return receipt requested.

     9.02 Amendments; No Waivers.

     (a) Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller and, in the case of any representation or covenant binding on the Seller Shareholders, the Seller Shareholders, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     9.03 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     9.04 Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     9.05 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state. The parties expressly consent to the exclusive personal jurisdiction of and venue in the courts located in the city and state of New York.

     9.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     9.07 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of this Agreement, the Ancillary Agreements or the Confidentiality Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.08 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     9.09 Incorporation of Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are incorporated herein and made a part hereof.

     9.10 Sophistication of Parties. Each of the parties (i) is sophisticated in negotiating business transactions, (ii) is represented by counsel, (iii) has reviewed each of the provisions in this Agreement carefully and (iv) has negotiated or has had full opportunity to negotiate the terms of this Agreement, specifically including, but not limited to, Section 9.07 above.

                            [Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    JUPITERMEDIA CORPORATION


                                    By:  /s/ Christopher S. Cardell
                                         ----------------------------
                                         Name: Christopher S. Cardell
                                         Title:  President and Chief
                                         Operating Officer


                                    COMSTOCK, INC.


                                    By:  /s/ Henry R. Scanlon
                                         ----------------------------
                                         Name: Henry R. Scanlon
                                         Title:  Chairman


                                    Seller Shareholders:


                                    /s/ Henry Scanlon
                                    -------------------------
                                    Henry Scanlon

                                    /s/ Matthias Bowman
                                    -------------------------
                                    Matthias Bowman

                                    /s/ Judy Curiale
                                    -------------------------
                                    Judy Curiale

                                    /s/ Michael Stuckey
                                    -------------------------
                                    Michael Stuckey

                                    /s/ Edward Gronske
                                    -------------------------
                                    Edward Gronske